STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made and entered into as of this 31st day of December, 2007 by and between Bamberg Company Limited (“Seller”) and  JK Advisers Hedge Fund LLC ("Buyer").

RECITALS

WHEREAS, Seller owns 918,750 shares of the common stock of IWI Holding Limited,  a BVI corporation (“IWIHF”), and is willing to sell all of such shares (the "Shares") to Buyer at a price of $350,000 (the "Purchase Price"); and

WHEREAS, Buyer wishes to purchase the Shares from Seller, and is willing to buy the Shares for the Purchase Price.

AGREEMENT

NOW THEREFORE, in consideration of the covenants contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1.

Sale of Shares. Seller hereby sells the Shares to Buyer for the Purchase Price, which shall be paid in cash or immediately available funds. The sale of the Shares will be effected through the escrow of Vanderkam & Associates, counsel to IWIHF.  Simultaneously upon receipt of the Purchase Price, Seller shall deliver, or cause to be delivered to Buyer, certificates representing the Shares, accompanied by a signed stock power in favor of Buyer, medallion signature guaranteed.

2.

Representations and Warranties of Seller. Seller warrants it has good and marketable title to the Shares, free of any liens, pledges or proxies. Seller warrants that it has not granted to any person any option to purchase the Shares.

3.

Representations, Warranties and Covenants of Buyer. Buyer acknowledges that it has made its own extensive investigation of IWIHF and the suitability of the purchase of the Shares.  Buyer is purchasing for investment and not for resale. Buyer is an entity in which all the equity owners are “accredited investors” as defined under Regulation D.

4.

Proxy.

Seller hereby grants to Buyer a proxy with respect to the voting of the 3,664,480 shares of Preferred Stock  owned by Seller and an option to purchase such Preferred Stock at any time until December 31, 2009. This proxy is irrevocable and coupled with an interest. Seller will deposit the Preferred Stock with Vanderkam & Associates within  5 business days,  to hold in escrow.

5.

Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Nevada and the Superior Courts in the County of Clark shall be the proper forum and venue for any action arising from this Agreement.

6.

Legality of Funds.  Buyer represents and warrants to the Escrow Agent that the funds transferred to the Escrow Agent from it are legally obtained and held in applicable jurisdictions.

7.

Binding Effect; Benefit.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

8.

Modification.  This Agreement may be amended or modified at any time by a writing executed by Buyer and Seller.

9.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

10.

Headings.  The section headings contained in this Agreement are inserted for convenience only, and shall not affect in any way, the meaning or interpretation of this Agreement.

11.

Severability and Further Assurances.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and undertakings of the parties in connection herewith.   In the event that any one or more of the provisions contained in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.  Each of the parties hereto shall, at the request of the other party, deliver to the requesting party all further documents or other assurances as may reasonably be necessary or desirable in connection with this Agreement.

12.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

SELLER

BUYER

BAMBERG COMPANY LIMITED

JK ADVISERS HEDGE FUND LLC

By:

By:

Name:

Name: Timothy S. Downer

Title:

Title: Chief Financial Officer

OPTION AGREEMENT

For value received, the adequacy and sufficiency of which is hereby acknowledged, Seller hereby grants to the Optionee an  option (the “Option”) to purchase 3,664,480 shares of Preferred Stock of IWI Holding Limited (the "Company") at a price of $500 (the “Exercise Price”).

This Option shall be exercisable during its term by delivery of the exercise price, in whole and not in part

This Option shall expire unless exercised by 5:00 p.m., PST, December 31, 2009.

For income tax purposes the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.

In the event the Shares have not been registered under the Securities Act of 1933, as amended, at the time this Option is exercised, the Optionee shall, if required by the Company, concurrently with the exercise of all or any portion of this Option, deliver to the Company an investment representation statement.

Payment of the exercise price shall be by cash or check.

This Option is assignable and transferable by the Optionee. Until exercise the Optionee shall have no rights as a shareholder.

Seller hereby grants to Buyer a proxy with respect to the voting of the 3,664,480 shares of Preferred Stock  owned by Seller. This proxy is irrevocable and coupled with an interest. Seller will deposit the Preferred Stock with Vanderkam & Associates within 5 business days,  to hold in escrow.

This Option Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of Seller and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by Seller and Optionee.  This agreement is governed by the internal substantive laws but not the choice of law rules of Nevada.

BAMBERG COMPANY LIMITED

JK ADVISERS HEDGE FUND LLC

By:

By:

Name:

Name: Timothy S. Downer

Title:

Title: Chief Financial Officer